EXHIBIT 10.6

                     INCENTIVE COMPENSATION PLAN

               FOR EXECUTIVE AND KEY SALARIED EMPLOYEES
                    (Excludes Sales Bonus Program)

                 FOR THE YEAR ENDING JANUARY 31, 1996


I.   Introduction

     The Incentive Compensation Plan for Executives and Key
Salaried Employees as adopted and amended by the Compensation
Committee of the Board of Directors is designed to reward individual performance as measured against specified objectives. The Plan is also designed to recognize other employees for a completely discretionary bonus based upon significant contribution. Executive and key employees who joined the company in the plan year may, with the approval of the president, participate in the Incentive Compensation Plan on a prorated basis (based on the number of full months they are actively employed).


II.  Establishment of Objectives

     Each executive and key employee shall establish at the beginning of each year, with his/her supervisor, objectives against which his/her performance for that year shall be measured.

     These objectives must correspond to the overall goals of the company.


III. Objectives

     Objectives include: earnings per share; achieving corporate cash flow goals and other significant individual goals.


IV.  Additional Criteria & Conditions

     - 60% or more of individual participant's priorities must be accomplished to earn any bonus.

     - It is possible for participants to receive in excess of 100% achievement of an individual goal. However, these achievements must satisfy the combined judgement of the individual's direct manager and the President, CEO. In no situation can achievement of an individual goal or the combined total of all goals exceed 125%.

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     - At its sole discretion, the Board reserves the right to recognize significant issues, factors or contributions related to individual participants and to adjust all or part of any participant's bonus accordingly. The Board reserves the right to alter, amend, reduce, suspend or terminate the Incentive Plan. Only active employees (those physically performing their assigned duties) are eligible to participate in the Incentive Compensation Plan.

     - Employees who terminate their employment with the company, or employees who are terminated by the company for any reason whatsoever, are not eligible for incentive compensation for the fiscal year during which employment is terminated.

     The Incentive Compensation Plan and related goals for the fiscal year ending January 31, 1996 will be pro-rated over the period from February 1, 1995 to the date of "Closing" or a "Change of Control" in the event this occurs prior to the end of the fiscal year.
     Payment of the pro-rated incentive compensation from February 1, 1995 to the date of closing would then be made at "Closing."